Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of Ascena Retail Group, Inc. and subsidiaries and the effectiveness of Ascena Retail Group, Inc.’s internal control over financial reporting dated September 24, 2013, appearing in the Annual Report on Form 10-K of Ascena Retail Group, Inc. for the year ended July 27, 2013.

/s/ DELOITTE & TOUCHE LLP

New York, New York

January 31, 2014